Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Cellebrite DI Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, par value NIS 0.00001 per share, reserved for issuance pursuant to the 2021 Share Incentive Plan (the “2021 Plan”)(3)	457(h)	9,578,572	$11.46	$109,770,435.12	0.00014760	$16,202.12
Fees to Be Paid	Equity	Ordinary shares, par value NIS 0.00001 per share, reserved for future issuance under the 2021 Employee Share Purchase Plan (the “ESPP”)(4)	457(h)	1,154,677	$11.46	$13,232,598.42	0.00014760	$1,953.13
	Total Offering Amounts					$123,003,033.54		$18,155.25
	Total Fee Offsets							—
	Net Fee Due							$18,155.25

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares, par value NIS 0.00001 per share (“Ordinary Shares”) of Cellebrite DI Ltd. (the “Registrant”) that become issuable under the 2021 Plan and the ESPP by reason of any share dividend, share split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding Ordinary Shares.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and the low price of the Registrant’s Ordinary Shares as reported on the Nasdaq Global Market on March 19, 2024.
(3)	Represents the additional Ordinary Shares reserved for issuance under the 2021 Plan resulting from automatic annual increases as of January 1, 2023 and January 1, 2024.
(4)	Represents the additional Ordinary Shares reserved for issuance under the ESPP resulting from automatic annual increase as of January 1, 2023 and January 1, 2024.